As filed with the Securities and Exchange Commission on April 30, 2012
Registration No. 333-143175
Registration No. 333-151516

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-143175
POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-151516

RSC Holdings Inc.
(Exact name of registrant as specified in its charter)

Delaware	22-1669012
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

6929 E. Greenway
Scottsdale, Arizona 85254
(Address of principal executive offices and zip code)

RSC Holdings Inc.
Amended and Restated Stock Incentive Plan
(Full title of the plan)

Kevin J. Groman, Esq.
Senior Vice President, General Counsel and Corporate Secretary
RSC Holdings Inc.
6929 E. Greenway
Scottsdale, AZ 85254
(480) 905-3300
(Name, address and telephone number, including area code, of agent for service)

With copies to:
Andrew D. Soussloff, Esq. Francis J. Aquila, Esq. Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 Phone: (212) 558-4000	Jonathan M. Gottsegen, Esq. Senior Vice President, General Counsel and Corporate Secretary Five Greenwich Office Park Greenwich, Connecticut 06831 (203) 622-3131	Robert B. Schumer, Esq. Ariel J. Deckelbaum, Esq. Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019 Phone: (212) 373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☒	Accelerated Filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES; EXPLANATORY NOTE

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statements of RSC Holdings Inc. (the “Company” or “RSC”) on Form S-8 (collectively, the “Registration Statements”):

—
Registration Statement No. 333-143175, registering 7,382,943 shares of the Company’s common stock, no par value (“RSC Common Stock”), under the RSC Holdings Inc. Amended and Restated Stock Incentive Plan (the “Stock Incentive Plan”); and

—	Registration Statement No. 333-151516, registering 3,600,000 shares of Company common stock under the Stock Incentive Plan.

Pursuant to the Agreement and Plan of Merger, dated as of December 15, 2011 (the “Merger Agreement”), by and between United Rentals, Inc. (“United Rentals”) and the Company, the Company will merge with and into United Rentals on April 30, 2012 (the “Effective Time”).  In accordance with the Merger Agreement, at the Effective Time, United Rentals will assume each outstanding option to purchase shares of RSC Common Stock granted under the Stock Incentive Plan (the “Options”) and each outstanding restricted stock unit award covering RSC Common Stock granted under the Stock Incentive Plan (other than restricted stock unit awards held by non-employee directors) (the “Restricted Stock Unit Awards”). As a result of this assumption, at the Effective Time, the Options will be converted to options to purchase shares of United Rentals common stock, and the Restricted Stock Unit Awards will be converted to awards of restricted stock units to be settled in shares of United Rentals common stock.

As a result of the Merger, the Company has terminated any and all offerings of securities pursuant to the Registration Statements. Accordingly, the Company hereby terminates the effectiveness of each Registration Statement and, in accordance with an undertaking made by the Company in Part II of each Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in Scottsdale, Arizona, on this 30th day of April, 2012.

RSC HOLDINGS INC.

By:	/s/ Kevin J. Groman
Kevin J. Groman Senior Vice President, General Counsel and Corporate Secretary

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment to the Registration Statements has been signed as of this 30th day of April, 2012 by the following persons in the capacities indicated.

Signature	Title

/s/ Erik Olsson	President and Chief Executive Officer,
Erik Olsson	and Director
(Principal Executive Officer)

/s/ Patricia Chiodo	Senior Vice President and Chief Financial Officer
Patricia Chiodo	(Principal Financial and
Principal Accounting Officer)

/s/ Denis J. Nayden	Chairman of the Board, Director
Denis J. Nayden

/s/ David T. Brown	Director
David T. Brown

/s/ J. Taylor Crandall	Director
J. Taylor Crandall

/s/ Edward Dardani	Director
Edward Dardani

/s/ Pierre E. Leroy	Director
Pierre E. Leroy

/s/ James H. Ozanne	Director
James H. Ozanne

/s/ Donald C. Roof	Director
Donald C. Roof